Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108361, 333-117550, 333-117075, 333-138489 and 333-132335) and in the Registration Statements on Form S-8 (Nos. 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty Corporation of our report dated February 28, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedules in so far as they relate to the effects of the discontinued operations as discussed in Note 22, as to which the date is December 4, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Cleveland, OH
December 4, 2006